Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SIGNPATH PHARMA INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF MAY, A.D. 2008, AT 6:43 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4158915 8100

080607479

You may verify this certificate online at corp.delaware.gov/authver.shtml

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

AUTHENTICATION: 6617328

DATE: 05-27-08

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:43 PM 05/27/2008
FILED 06:43 PM 05/27/2008
SRV 080607479 - 4158915 FILE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGNPATH PHARMA, INC.
(a Delaware Corporation)

The undersigned, Dr. Lawrence Helson, hereby certifies that:

1. He is Chief Executive Officer and President of SignPath Pharma, Inc. (the "Corporation"), a Delaware corporation, and is duly authorized by the duly adopted resolution of the Board of Directors of the Corporation by written consent on May 27, 2008 to execute this instrument.

2. This Certificate of Amendment of the Amended and Restated Certificate of Incorporation was duly approved by the Corporation's Board of Directors and duly adopted by written consent of the holders of a majority of the shares of common stock of the Corporation in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3. Article Fourth, Section (A) of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

"**FOURTH**: (A) Authorized Capital Stock. The total number of all classes of stock which the Corporation shall have authority to issue is FIFTY MILLION (50,000,000) shares, consisting of FORTY-FIVE MILLION (45,000,000) shares of Common Stock, par value $.001 per share (hereinafter, the "Common Stock"), and FIVE MILLION (5,000,000) shares of Preferred Stock, par value $.10 per share (hereinafter, the "Preferred Stock")."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed this 27th day of May 2008.

By: /s/ Dr. Lawrence Helson
Dr. Lawrence Helson
Chief Executive Officer and
President